Exhibit 10.4

Ximedica Standard Business Terms and Conditions

August 20, 2021

These Standard Business Terms and Conditions (the “Terms”) are entered in by and between HeartBeam, Inc., a California Corporation with principal offices located at 2118 Walsh Road, Santa Clara (“CLIENT”) and Ximedica, LLC, a Rhode Island limited liability company (“XIMEDICA”) (each a “Party” and together the “Parties”) in connection with Proposal ID # HBM20210210 Rev D (the “Proposal”, and together with the Terms, the “Agreement”).

1.	Services

a.	CLIENT retains XIMEDICA to provide, and XIMEDICA agrees to provide to CLIENT, the services described in the Proposal (“Services”) signed by CLIENT and XIMEDICA.

b.	This Agreement and the scope of the Services may only be modified by written agreement signed by the Parties.

2.	Project Cost Estimates

a.	XIMEDICA’S estimate of project costs (the “Project Cost Estimate”) and schedules is based on the scope and schedule of the project as mutually agreed. Given the unique nature of CLIENT’s project, the Parties recognize that research, design, development, and manufacturing services are inherently subject to risk. When compiling any Project Cost Estimate, XIMEDICA uses its best judgement to provide reasonable estimates of costs and project timelines. The Parties recognize however that those estimates are subject to change and that services performed by XIMEDICA are being estimated and performed on a time and materials basis. In the event XIMEDICA determines that the current Project Cost Estimates are no longer substantially accurate (due to changing assumptions, development challenges, CLIENT changes in scope, etc.) it will communicate with CLIENT in a timely manner and the Parties endeavor to agree on a revised SOW or Project Cost Estimate, provided however, that in the event the Parties cannot agree, either Party may terminate the agreement according to the terms set forth below.

b.	CLIENT understands that XIMEDICA’s rates may increase from time to time as its own costs and expenses increase (e.g., labor rate increases) but Ximedica warrants no rate change shall apply to any executed Agreement that has a completion date within nine months of the rate change.

c.	Any additional services, travel, expenses, meetings and/or conferences requested by CLIENT which are not identified in the approved Proposal will be considered an additional expense and will be billed accordingly.

d.	Access to XIMEDICA’s internal electronic systems is not included in the Project Cost Estimate. Upon CLIENT’s written request and at their expense, licensed access can be granted.

Ximedica Standard Terms and Conditions 20210430 - Confidential

Ximedica

55 DuPont Drive

Providence, RI 02907

Tel 401.330.3163

Fax 401.626.3356

www.ximedica.com

3.	Payment for Work

a.	Upon Proposal acceptance, a prepayment equal to the estimated average amount to be billed in a single month ($75,000) through the course of the project must be forwarded to XIMEDICA. This deposit will be applied to the final payment due for project services rendered under this Agreement.

b.	XIMEDICA agrees that it shall issue regular invoices for work in progress as frequently as practical to aid CLIENT in tracking ongoing costs. Each invoice will break out amounts for billable time and amounts for other costs including out-of-pocket and other expenses incurred (“Expenses”). Expenses will be invoiced at cost plus eighteen percent (18%) to cover administration of those expenses. Note that invoices may not correspond to any phase or deliverable completion date. Applicable state, or local taxes (other than income taxes) are CLIENT’s responsibility and will be included in invoices as appropriate. The Parties agree that to the extent CLIENT has any objection to any invoice received from XIMEDICA, such objection shall be brought to XIMEDICA’s attention, in writing, within 30 days of the date of the invoice, and any invoice not subject to objection in that period shall be deemed valid and due in full and any objections deemed waived.

c.	Invoices are due net fifteen (15) days from the date of the invoice. CLIENT shall be responsible for all collection and/or reasonable attorneys’ fees and costs incurred by XIMEDICA to collect otherwise delinquent payments. In the event of any payment delinquency, XIMEDICA reserves the right to suspend any Services under this Agreement. A service fee of 1.5% per month will be added to all accounts more than 45 days past due, and CLIENT is responsible for all collection and reasonable attorneys’ fees and costs required to collect unpaid overdue amounts.

d.	XIMEDICA may alter any payment term if XIMEDICA determines, in its sole discretion based on CLIENT’s payment history with XIMEDICA, CLIENT’s ability to pay for service, or otherwise, that CLIENT is no longer worthy of credit. Any such revised payment terms shall be effective for all invoices issued after notice of such change to CLIENT.

4.	Project Termination

a.	CLIENT may terminate a project at any time, for any reason or no reason, with or without cause, provided that CLIENT delivers written termination notice to XIMEDICA at least thirty (30) days prior to the intended date of termination. XIMEDICA reserves and assigns personnel to projects based upon skill sets and projected needs and timelines, and usually is, but may not always be able to assign such personnel to another project in a short period of time. Therefore, upon termination, XIMEDICA will be entitled to payment i) for all Services provided and all expenses incurred up to the date of termination notice, ii) for reasonable Services for winding down the project after the termination notice, and iii) for all expenses and purchases made on behalf of the CLIENT after termination notice that could not be cancelled after the termination notice.

b.	XIMEDICA may terminate any SOW or this Agreement in the extraordinary event that CLIENT activities frustrate the purpose of this Agreement, provided that XIMEDICA delivers a written termination notice to CLIENT at least thirty (30) days prior to the intended date of cancellation.

c.	Notwithstanding termination of the project, the following provisions will survive: Payment for Work, Project Termination, Ownership of Work, Confidentiality, Indemnification, Disclaimer, Limitation of Liability, and Miscellaneous.

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5.	Ownership of Work – Project Work

a.	All reports, designs, information, inventions, trade secrets, hardware, software, and other work product (“Project Work”) developed by XIMEDICA for the CLIENT pursuant to the SOW, including any and all intellectual property rights inherent in the Project Work and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”), with such exceptions as provided in Sections 5(b) and 6 below, shall become the property of the CLIENT at the conclusion of the SOW and upon payment in full of XIMEDICA invoices, and thereupon CLIENT shall own the entire right, title, ownership and interest in and to all of the Project Work and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Project Work, modify the Project Work, prepare derivative works based upon the Project Work or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Project Work, provided, however, nothing in this Agreement shall be interpreted as a representation or warranty that the Product Work is free and clear of any third party rights that may exist unbeknownst to XIMEDICA. XIMEDICA further acknowledges and agrees that all Project Work consisting of original works of authorship which are made by it in the performance of the services and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, XIMEDICA nonetheless hereby assigns, transfers, grants and conveys to the CLIENT all its worldwide right, title and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto. XIMEDICA agrees to aid CLIENT and take such necessary action to exercise assignment or other documents for CLIENT to perfect its title and rights to such Intellectual Property Rights.

b.	Notwithstanding the foregoing, XIMEDICA shall retain ownership of, and the right to reuse underlying minor pre-existing code, programming and/or components, works and elements (such as tooling code, scripts, tools, subroutines, algorithms and plug-ins) and related know-how incorporated in the Project Work, as well as enhancements and/or modifications to the foregoing which integrally and specifically relate to it (as opposed to being integrally and specifically related to the development, implementation or functionality of the deliverables for CLIENT) (collectively, the “XIMEDICA Intellectual Property”). At the conclusion of the Services and upon payment in full of XIMEDICA invoices, XIMEDICA hereby grants CLIENT a royalty-free, fully-paid-up, irrevocable, transferable, sublicensable, worldwide, perpetual license to use, reproduce, modify, publicly distribute and perform, display and otherwise commercially exploit the XIMEDICA Intellectual Property solely in connection with CLIENT’S use and exploitation of the Project Work furnished under this Agreement.

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6.	Ximedica Platform

a.	The following definitions are for use in this Section 6. In the event an SOW provides for software or other similar services to CLIENT related to XIMEDICA’s software platform for the development, validation, deployment, and maintenance of cloud connected medical devices (the “Ximedica Platform”), the following definitions apply:

i.	“Customized Components” means a specific set of the Ximedica platform components customized to CLIENT or End Users’ specifications and which run on the Ximedica Core, as further described on Exhibit A.

ii.	“Customer Clients” means web applications, mobile applications and data loading clients, as further described on Exhibit A.

iii.	“Customer Products” means any products made by or on behalf of CLIENT or End User that incorporate or work in connection with one or more Ximedica Products.

iv.	“Customer Properties” means any and all Customer Products, specifications, documentation, Confidential Information, application programming interfaces, and other technologies, information and materials provided by CLIENT to XIMEDICA to enable XIMEDICA to provide Ximedica Products or Ximedica Services to CLIENT or End User.

v.	An "End User" is any third-party entity, such as a medical device company, that sublicenses Ximedica Products from XIMEDICA in accordance with this Agreement.

vi.	“Hands Off Engagement Model” means a traditional software licensing model (a) where an End User licenses specified XIMEDICA software libraries and integrates those libraries into the End User’s systems while XIMEDICA supports and continuously updates the libraries; and (b) XIMEDICA charges an annual license fee that would be proportional to the number of libraries included in the license, the specific features available in each library, the number of users and/or devices accessing the solution incorporating the XIMEDICA libraries, or any other combination of usage parameters that would be agreed between the parties.

vii.	“Infrastructure” means the underlying components of the Ximedica Products, as further described on the attached Exhibit A.

viii.	“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

ix.	“Managed Core Engagement Model” means a hybrid PaaS model , where the End User is responsible for providing a compliant cloud infrastructure (public, internal or hybrid cloud) capable of supporting the XIMEDICA platform and for developing and maintaining all customer specific components and extensions (e.g. web and/or mobile clients), while XIMEDICA is responsible for deploying and managing a dedicated instance of the Ximedica Core.

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x.	“Turnkey Engagement Model” means a standard PaaS model, where XIMEDICA is responsible for deploying and managing all major components of a connected medical solution.

xi.	“Third Party Materials” means materials, information and Intellectual Property Rights, in any form or medium, that are not proprietary to XIMEDICA, CLIENT or an End User, including any third party: (a) documents, data, content or specifications; (b) open-source components or other software, hardware, system, network or other product, facility, equipment or device; and (c) accessories, components, parts or features of any of the foregoing.

xii.	“Ximedica Core” means the standard Ximedica Platform components set forth under Ximedica Core on Exhibit A.

xiii.	“Ximedica Products” means the software components, management processes and documentation developed and owned by or licensed to XIMEDICA and included in the Ximedica Core, Customized Components, Infrastructure and Customer Clients. Ximedica Products include machine executable software programs and scripts, in object code or source code format, including any modifications, upgrades or enhancements that XIMEDICA may provide to CLIENT pursuant to this Agreement.

xiv.	“Ximedica Properties” means any and all Ximedica Products, specifications, documentation, Confidential Information, application programming interfaces, and other technologies, information and materials related to Ximedica Products and Ximedica Services provided by XIMEDICA under this Agreement.

b.	Rights to Ximedica Properties. All right, title and interest in and to the Ximedica Properties and Third-Party Materials provided by XIMEDICA under this Agreement, including all Intellectual Property Rights therein, are and will remain, respectively, with XIMEDICA and the respective rights holders in the Third-Party Materials. CLIENT has no right or license with respect to any Ximedica Products or Services or Third Party Materials except as expressly licensed under this Agreement or an SOW, in each case subject to the requirements and restrictions set forth in this Agreement and the applicable SOW. Notwithstanding any other provision of this Agreement to the contrary, the following shall be owned by XIMEDICA and included within the Ximedica Products whether or not requested or suggested by CLIENT or an End User: (i) any modifications or additions to the Infrastructure or the Ximedica Core; and (ii) any modifications of the Ximedica Products code included in the Customer Components or the Customer Clients prior to the customization thereof. CLIENT hereby unconditionally and irrevocably assigns to XIMEDICA, its entire right, title and interest in and to any Intellectual Property Rights that CLIENT may acquire in or relating to any Ximedica Properties, whether acquired by operation of law, contract, assignment or otherwise.

c.	Rights to Customer Properties. All right, title and interest in and to the Customer Properties and Third-Party Materials included in Customer Properties, including all Intellectual Property Rights therein, are and will remain, respectively, with CLIENT, End Users and the respective rights holders in the Third-Party Materials. XIMEDICA has no right or license with respect to any Customer Properties or Third-Party Materials except as expressly licensed under this Agreement, a Service Agreement, or the applicable third-party license, in each case subject to the requirements and restrictions set forth in this Agreement and the applicable Service Agreements. All other rights in and to the Customer Properties are expressly reserved by CLIENT, End Users and the respective third-party licensors. Notwithstanding any other provision of this Agreement to the contrary, except as set forth in Section 6(b), CLIENT or an End User shall own any extensions or new code developed specifically for CLIENT or an End User; and XIMEDICA, upon payment for services related thereto , unconditionally and irrevocably assigns to CLIENT or End Users, as applicable, XIMEDICA’s entire right, title and interest in and to any Intellectual Property Rights that XIMEDICA may acquire in or relating to any Customer Properties, whether acquired by operation of law, contract, assignment or otherwise.

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d.	Restrictions. Neither Party shall: a) Remove or modify any program markings or any notice of the other Party’s or the other Party’s licensor’s proprietary rights; b) make the other Party’s Products available to any third party for use in such third party’s business operations (unless such access is expressly permitted for the specific Services CLIENT has acquired); or c) (c) modify, make derivative works of, disassemble, decompile, reverse engineer, reproduce, distribute, republish or republish any software of the other Party.

e.	Open Source Software. CLIENT hereby acknowledges that the SOFTWARE may utilize or include Open Source Software that must be licensed under the specific license terms applicable to that Open Source Software (“Open Source License”). Notwithstanding anything to the contrary in this Agreement, to the extent that any such Open Source License requires that the corresponding Open Source Software be licensed to CLIENT under terms that are different than the terms set forth in this Agreement, then such Open Source Software is licensed under the terms of that Open Source License and the other terms and conditions in this Agreement shall not apply with respect to that Open Source Software. CLIENT (i) acknowledges that any such Open Source License is solely between CLIENT and the applicable licensor of the Open Source Software and (ii) agrees to comply with the terms of any such Open Source License. Any Open Source License associated with Open Source Software applies only to that Open Source Software and not the other software included in the SOFTWARE. Ximedica will notify CLIENT in advance of using any Open Source Software.

7.	CLIENT Responsibilities

CLIENT covenants and agrees that upon acceptance of Project Work and related IP, it is fully responsible for (i) the accuracy, content, validation and testing of the Project Work, (ii) backing up the data on CLIENT’s system(s) and providing adequate security for the same; (iii) obtaining permission for both CLIENT and XIMEDICA to access and use CLIENT’s system, the data on it, and all software and hardware components included in it for purposes of providing the Services and delivering the Deliverables hereunder, which such permission must be obtained before XIMEDICA commences any work hereunder, (iv) ensuring that the Project Work, apart from the XIMEDICA Intellectual Property, does not infringe on the intellectual property rights of any third parties, and (v) securing patent protection for the Project Work, where and when appropriate. CLIENT is further responsible and hereby represents and warrants to XIMEDICA that, except as may be specifically delegated to XIMEDICA in a writing signed by XIMEDICA, the terms of this Agreement and the Project Work properly addresses and adheres to all applicable statutes and regulations.

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8.	Confidentiality

Both Parties agree to hold in confidence and to not disclose any confidential or proprietary information disclosed by the other Party (whether in writing, verbally or in any other medium), including but not limited to the following types of information: trade secrets, proprietary, technical, developmental, operating, financial, performance, cost, know-how, process, client and prospect information, and all samples, models, reports, tables, data and prototypes containing or disclosing such information (“Confidential Information”). Confidential Information shall only be used by the recipient for the purposes of this Agreement, and XIMEDICA will ensure that its subcontractors are similarly bound. Both Parties warrant that they have the rights to any property or confidential information disclosed by them to the other. Confidential Information does not include information: (a) generally available to or known to the public other than as a result of a breach of this Section 7 by a Party, (b) previously known to the recipient, as supported by competent written documentation, (c) independently developed by the recipient outside the scope of this Agreement, as supported by competent written documentation, (d) lawfully disclosed by a third party, or (e) disclosed pursuant to a court order. This section is in addition to, and not in lieu of, any other confidentiality, non-disclosure or similar agreement between CLIENT and XIMEDICA.

9.	Indemnification

a.	CLIENT agrees to indemnify, defend, and hold harmless XIMEDICA and its subcontractors for any damages, costs, or losses that are suffered as a result of any claim arising directly or indirectly out of the Services performed or materials provided by XIMEDICA to CLIENT, including but not limited to a) CLIENT’s gross negligence or willful misconduct; b) CLIENT’s breach of confidentiality obligations with XIMEDICA relating to this Agreement; and c) product liability and intellectual property claims by third parties, except in the case of knowing infringement or knowing misappropriation of third party intellectual property by XIMEDICA. These obligations are conditioned on XIMEDICA providing CLIENT with (i) prompt notice of a claim, (ii) reasonable cooperation in any defense of the claim, and (iii) the right to control the defense and settlement of the claim; provided that CLIENT may not settle any claim that imposes any obligation or liability on XIMEDICA.

b.	XIMEDICA agrees to indemnify, defend, and hold harmless CLIENT and its subcontractors for any damages, costs, or losses that are suffered as a result of any claim of a) XIMEDICA’s gross negligence or willful misconduct; b) XIMEDICA’s breach of confidentiality obligations with CLIENT relating to this Agreement; and c) knowing infringement or knowing misappropriation of third-party intellectual property by XIMEDICA. These obligations are conditioned on CLIENT providing XIMEDICA with (i) prompt notice of a claim, (ii) reasonable cooperation in any defense of the claim, and (iii) the right to control the defense and settlement of the claim; provided that XIMEDICA may not settle any claim that imposes any obligation or liability on CLIENT.

10.	Disclaimer

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, XIMEDICA MAKES NO WARRANTIES OR REPRESENTATIONS IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROMISED OR PROVIDED HEREUNDER AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE AND NON-INFRINGEMENT AND ANY WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OR TRADE. CLIENT acknowledgeS that SERVICES ARE OF A RESEARCH AND DEVELOPMENT NATURE, AND AS SUCH, ARE PROVIDED ON AN “AS IS” BASIS. XIMEDICA IS NOT RESPONSIBLE FOR THE LOSS OF DATA OR THE LOSS OF ANY USE OF CLIENT’S COMPUTER OR NETWORK SYSTEMS RESULTING FROM ITS PERFORMANCE UNDER THIS AGREEMENT, ANY SOW, OR CLIENT’S USE OF XIMEDCA PRODUCTS.

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XIMEDICA shall not be liable for any default or delay in performance of its obligations under this Agreement and/or any SOW caused in whole or in part by CLIENT’s failure to obtain any permissions described in Section 7(iii), which such permissions must be obtained at Customer’s sole costs and expense.

11.	Limitation of Liability

XIMEDICA SHALL NOT BE LIABLE OR RESPONSIBLE TO CLIENT, NOR BE DEEMED TO HAVE DEFAULTED OR BREACHED THIS AGREEMENT, FOR ANY FAILURE OR DELAY IN FULFILLING OR PERFORMING ANY TERM OF THIS AGREEMENT OR AN SOW.

IN NO EVENT SHALL XIMEDICA BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE NATURE OF THE CLAIM, EVEN IF XIMEDICA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL LIABILITY OF XIMEDICA FOR DAMAGES UNDER THIS AGREEMENT WILL NOT EXCEED THE TOTAL AMOUNT OF FEES PAID HEREUNDER BY CLIENT TO XIMEDICA FOR THE SERVICES RENDERED THAT GIVES RISE TO THE LIABILITY.

12.	Independent Contractor

The relationship of XIMEDICA to the CLIENT and vice versa shall be that of an independent contractor, and nothing in this agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

13.	Non-Solicitation; Liquidated Damages

For as long as XIMEDICA is providing Services to CLIENT under this Agreement, and for a period of one (1) year thereafter, neither party shall, without the other party’s prior written consent, directly or indirectly solicit for employment, offer employment to, employ, or engage as a consultant or advisor to the other party, nor any parent, subsidiary or associated company of the other party, nor any staffing agency engaged by the other party. Each party acknowledges that it would be difficult to ascertain the losses and replacement costs sustained by a breach of this non-solicitation provision and, that in the event of a breach by a party (the “Soliciting Party”), the party employing the employee (the “Employing Party”) may require the Soliciting Party to pay the Employing Party, as liquidated damages, an amount equal to two hundred fifty percent (250%) of employee’s annualized cash compensation while employed by Employing Party. Each Soliciting Party acknowledges and agrees that the amount of these liquidated damages is reasonable and that this provision may be enforced in a court of competent jurisdiction in the State of Rhode Island. Payment of these liquidated damages shall be made within fifteen (15) days of hire of said employee or consultant. Party shall not be precluded from hiring any such employee who has been terminated by its employer prior to commencement of employment discussions between the hiring party and such employee.

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14.	Miscellaneous

a.	This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

b.	Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Boston, MA, before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award, which may be entered by reason of default, may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

c.	This Agreement, including and together with any related SOWs, exhibits, schedules, and attachments, constitutes the entire agreement between the Parties with respect to the subject matter hereof and, except as otherwise expressly set forth herein, supersedes any and all agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof.

d.	All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the attention of the other Party’s President at its address set forth in the first paragraph of this Agreement, (or to such other person and/or address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the notice has complied with the requirements of this Section 12(f).

e.	This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective subsidiaries and affiliates. This Agreement may not be assigned without written agreement of the Parties except in the case of a sale of all or substantially all of a Party’s business or assets related to this Agreement.

[SIGNATURE PAGE FOLLOWS]

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The Parties have executed this Agreement as of the date first set forth above.

HEARTBEAM, INC.

BY:	/s/ Richard Brounstein
Name:	Richard Brounstein
Title:	CFO

XIMEDICA, LLC

BY:	/s/ Michael Niedert
Name:	Michael Niedert
Title:	VP Strategic Development

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SERVICES

ER-MID MVP

Digital Device

Thin Client Development

UI Development with Documentation

Implementation of Algorithm (previously translated to Python by SourcePoint)

Thin Client UI Usability Testing and Validation

Integrate marker m602 algorithm into thin client

Integration with Hospital EMR

Full Software Verification & Validation (including GUI and M602) to applicable standards

System Documentation

Testing (as needed) against predicate device

Implementation into First Hospital System

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